THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF LEGAL COUNSEL INFORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MEDECISION, INC.

100,000 Shares

Date of Issuance: June 1, 1999

Expiration Date: May 31, 2009

Warrant for the Purchase of Common Stock

FOR VALUE RECEIVED, MEDecision, Inc., a Pennsylvania corporation (the “Company”), with its principal office 724 W. Lancaster Avenue, Suite 200, Wayne, Pennsylvania 19087, hereby certifies that Commerce Bank/Pennsylvania, N.A., or assigns, (the “Holder”) is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time before 5:00 p.m. (Eastern Standard Time) on May 31, 2009 (the “Expiration Date”), up to One Hundred Thousand (100,000) shares of common stock, no par value (“Common Stock”), of the Company.

The Common Stock purchasable upon exercise of this Warrant may be purchased at an exercise price, subject to adjustment pursuant to Section 7 below of $2.00 per share (as adjusted pursuant to Section 7 hereof, the “Exercise Price”). The term “Common Stock” shall mean the Common Stock of the Company, together with any other equity securities that may be issued by the Company to holders of Common Stock or in substitution therefor as provided herein.

The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, as adjusted from time to time, are hereinafter sometimes referred to as the “Warrant Shares.”

Section 1. Exercise of Warrant. This Warrant may be exercised in whole or in part on any business day prior to the Expiration Date by presentation and surrender hereof to the Company at its principal office at the address set forth in the initial paragraph hereof (or at such other address as the Company may hereafter notify the Holder in writing) with the Purchase Form annexed hereto duly executed and accompanied by proper payment of the Exercise Price in lawful money of the United States of America in the form of a check or such other means as is acceptable to the Company, subject to collection, for the number of Warrant Shares specified in the Purchase Form. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the right of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder, for the remaining exercise period, if any. Upon receipt by the Company of this Warrant and such Purchase Form, together with proper payment of the Exercise Price, at such office, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of the Warrant Shares.

Section 2. Issuance of Certificates. As soon as possible after the exercise of this Warrant, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within five days of such exercise) a certificate or certificates evidencing the shares to which the Holder is entitled, in fully registered form, registered in such name or names and delivered to such Person or Persons as may be directed by the Holder pursuant to the Election to Exercise. Such certificate or certificates evidencing the shares shall be deemed to have been issued and any Persons who are designated to be named therein shall be deemed to have become the holder of record of such shares as of the close of business on the date of such exercise (notwithstanding that the certificates representing such shares shall not actually have been delivered or mat the stock transfer books of the Company shall then be closed). After such exercise of any Warrant or Warrants, the Company shall also issue or cause to be issued to or upon the written order of the Holder, a new Warrant Certificate evidencing the number of unexpired Warrants, if any, remaining unexercised.

Section 3. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery out of its authorized but unissued Common Stock or Common Stock held in the treasury of the Company upon exercise of this Warrant all shares of its Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant and the shares of Common Stock so delivered shall be fully paid and nonassessable and free from all liens and security interests.

Section 4. Fractional Interest. The Company will not issue a fractional share of Common Stock upon the exercise of this Warrant. Instead, the Company will deliver its check for a sum equal to the proportional part of the per share Exercise Price represented by such fractional share.

Section 5. Loss of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of losses, theft or destruction, of indemnification satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant or like tenor and date.

Section 6. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote, consent, or receive notice as a shareholder of the Company on any matters or with respect to any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby of the Warrant Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised in accordance with its terms.

Section 7. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Adjustment for Change in Capital Stock. If at any time after the date hereof, the Company:

(A)	pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;
(B)	subdivides its outstanding shares of Common Stock into a greater number of shares;
(C)	combines its outstanding shares of Common Stock into a smaller number of shares;
(D)	makes a dividend or makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or
(E)	issues by rectification of its Common Stock any shares of its capital stock;

then the Exercise Price in effect immediately prior to such action shall be adjusted so that the Holder may receive upon exercise of this Warrant and payment of the same aggregate consideration the number of shares of capital stock of the Company which the Holder would have owned immediately following such action if the Holder had exercised the Warrant immediately prior to such action or immediately prior to the record date applicable thereto, if any.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If the number of shares of Common Stock outstanding is increased as a result of such action, the Exercise Price shall be decreased to equal the Exercise Price immediately prior to such action multiplied by a fraction, the numerator of which is the number of outstanding shares of Common Stock prior to such action and the denominator of which is the number of outstanding shares of Common Stock after such action. If the number of shares of Common Stock outstanding is decreased as a result of such action, the Exercise Price shall be increased to equal the Exercise Price immediately prior to such action multiplied by a fraction, the numerator of which is the number of outstanding shares of Common stock after such action and the denominator of which is the number of outstanding shares of Common Stock prior to such action.

In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassiflcation is not effected, the number of shares issuable upon exercise of this Warrant (the “Exercise Rate”) shall again be adjusted to be the Exercise Rate which would then be in effect if such record date or effective date had not been so fixed.

(b) Adjustment for sale of Common Stock below Exercise Price. If after the date hereof, the Company sells any Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock at a price per share less than the Exercise Price, the Exercise Rate shall be adjusted in accordance with the formula:

E’ =	E x	(O + N)
(O + (N x P/M))

where:

E’	=	the adjusted Exercise Rate;

E	=	current Exercise Rate;

O	=	the number of shares of Common Stock outstanding immediately prior to the sale of Common Stock to which this paragraph (b) applies;

N	=

the number of shares of Common Stock so sold or the maximum stated number of shares of Common Stock issuable upon the conversion, exchange, or exercise of any such convertible, exchangeable or exercisable securities, as the case may be;

P	=	the offering price per share pursuant to any such convertible, exchangeable or exercisable securities so sold or the sale price of the shares so sold, as the case may be; and

M	=	the Exercise Price as of the time of determination or at the time of sale as the case may be

; provided, however, that (i) the issuance of Shares upon the exercise of Warrants, (ii) the sale of any security convertible into, or exchangeable or exercisable for, the Common Stock, which security the issuance thereof has previously been the subject of any required adjustment pursuant to this Section 3, or (iii) the issuance of shares of Common Stock (A) upon conversion of any of the issued shares of Series A Convertible Preferred Stock, (B) pursuant to subscriptions, warrants, options, convertible securities or other rights which were outstanding on June 1,1999, or (C) pursuant to the exercise of options to purchase Common Stock granted to employees of the Corporation, not to exceed in the aggregate 3,950,000 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) shall not give rise to an adjustment under this Section 7(b).

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this paragraph (b) applies or upon consummation of the sale of Common Stock, as the case may be. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Exercise Rate shall be readjusted to the Exercise Rate which would otherwise be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Exercise Rate shall again be adjusted to be the Exercise Rate which would then be in effect if such date fixed for determination of stockholders entitled to receive such rights or warrants had not been so fixed.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions, the Board of Directors of the Company will make appropriate adjustments in the per share Exercise Price.

(d) Minimum Adjustment. Except as hereinafter provided, no adjustment of the per share Exercise Price hereunder shall be made if such adjustment results in a change of the per share Exercise Price then in effect of less than $.01. Any adjustment of less than $.01 shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with the adjustment or adjustments so carried forward, amounts to $.01 or more of the per share Exercise Price then in effect. However, upon the exercise of this Warrant, the Company shall make all necessary adjustments not theretofore made to the per share Exercise Price up to and including the date upon which this Warrant is exercised.

(e) Notice of Adjustments. Whenever the per share Exercise Price or number of shares deliverable upon exercise of this Warrant shall be adjusted pursuant to this Section 7, the Company shall promptly prepare a certificate signed by the Chief Executive Officer, President or a Vice President and by the Treasurer or an Assistant Treasurer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and shall promptly cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

(f) No Adjustment. No adjustments shall be made under any Section herein in connection with the issuance of Warrant Shares upon the exercise of this Warrant or upon a change in the par value of the Common Stock.

(g) Common Stock Defined. Whenever reference is made to the issuance of shares of Common Stock, the term “Common Stock” shall include any equity securities of any class of the Company hereinafter authorized which shall not be limited to a fixed sum or percentage in respect of the right of the holders thereof to participate in dividends or distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. However, subject to the provisions of Section 7 hereof, shares issuable upon exercise hereof shall include only shares of the class designated as Common Stock of the Company as of the date hereof or shares of any class or classes resulting from any reclassification or reclassifications thereof or as a result of any corporate reorganization as provided for in Section 7 hereof.

(h) Multiple Adjustments. After an adjustment to the Exercise Rate under Section 2, any subsequent event requiring an adjustment under this Section 2 shall cause an adjustment to the Exercise Rate as so adjusted.

(i) Statement of Warrant Certificate. This Warrant Certificate shall entitle the Holder to purchase such number of shares at such Exercise Price as may be determined in accordance with the terms hereof after giving effect to any adjustments in the number or kind of shares purchaseable upon the exercise hereof or the Exercise Price, as the case may be, notwithstanding that this Warrant may continue to express the same price and number and kind of shares as are initially stated herein.

Section 8. Reclassification. Reorganization. Consolidation or Merger. In the event of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or in the event of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in the event of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been received upon exercise of this Warrant immediately prior to such reclassification, capital reorganization, change, consolidation, merger sale or conveyance. The foregoing provisions of this Section 8 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization, or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issuance shall be treated as an issuance of Common Stock covered by the provisions of subsection (a) of Section 7.

Section 9. Transfer to Comply with the Securities Act of 1933. This Warrant may not be exercised and neither this Warrant nor any of the Warrant Shares, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities or Blue Sky laws and the terms and conditions hereof. Each Warrant shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant. Each certificate for Warrant Shares issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are acquired pursuant to a registration statement that has been declared effective under the Act, shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Any certificate for any Warrant Shares issued at any time in exchange or substitution for any certificate for any Warrant Shares bearing such legend (except a new certificate for any Warrant i Shares issued after the acquisition of such Warrant Shares pursuant to a registration statement that has been declared effective under the Act) shall also bear such legend unless, in the opinion of legal counsel for the Company, the Warrant Shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 9 shall be binding upon all subsequent holders of certificates for Warrant Shares bearing the above legend and all subsequent holders of this Warrant, if any.

Section 10. Delivery and Registration

(a) Registration. The Company will keep at the Warrant Office, a register or registers in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of, and registration of transfer and exchange of, Warrants as provided in this Section 10. Each Person designated by the Company from time to time as a Person authorized to register the transfer and exchange of the Warrants is hereinafter called, individually and collectively, the “Registrar.” Upon notice to the Holder and any acting Registrar, the Company may appoint a successor Registrar for such purposes. The Registrar shall hold a master list of names and addresses of the holders of Warrants (the “Warrant Register”). The Company hereby appoints its Secretary as the initial Registrar, and such Person shall act as the Registrar unless and until some other Person is, by written notice from the Company to the Holder and the Registrar, designated by the Company to act as such.

(b) Registration of Transfers and Exchanges. To transfer this Warrant to another Person or to exchange this Warrant for a Warrant of other authorized denominations (with a like aggregate amount of Warrants as this warrant), the Holder shall present this Warrant to the Company, duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company, duly executed by the Holder or by its duly authorized attorney. Upon receipt thereof, the Company shall register such transfer or exchange this Warrant as requested.

All Warrants issued upon any registration, transfer or exchange of this Warrant shall be the valid obligations of the Company and shall entitle the holder thereof to the same rights as the Holder.

Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Holder as the absolute owner of the Warrants evidenced by this Warrant (notwithstanding any notation of ownership or other writing hereon made by anyone), and the Company shall not be affected by notice to the contrary,

(c) Payment of Taxes. The Company shall pay all documentary stamp taxes attributable to the initial issuance of this Warrant and of the shares issued upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer or exchange or any Warrant or any certificates for shares in a name other than the registered holder of a Warrant surrendered upon the exercise of a Warrant. In any such case, no transfer or exchange shall be made unless or until the Person or Persons requesting issuance thereof shall have paid to the Company the amount of such tax or other governmental charge or shall have established to the satisfaction of the Company that such tax or other governmental charge has been paid or an exemption if available therefrom.

Section 11. Modification and Waiver. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Company and by the Holder hereof.

Section 12. Descriptive Headings and Governing Law. The headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania, without regard to its rules or principles relating to conflicts of laws.

Section 13. Rules 144 and 144A. The Company agrees that, commencing 90 days after the Company completes its initial underwritten public offering, upon request of the Holder or any beneficial owner of this Warrant, to make available the information necessary to permit sales pursuant to Rule 144 or 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to take such further action as the Holder or any such beneficial owner may reasonably request to the extent required from time to time to enable the Holder or such beneficial owner to sell Warrants without registration under the Securities Act within the limitation of the exemptions provided by Rule 144(k) and Rule 144A under the Securities Act or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission,

Section 14. No Dilution or Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dilution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of the Warrants evidenced hereby above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable stock upon the exercise of Warrants evidenced hereby.

Section 15. Registration Rights. The holders of Shares issued upon exercise of the Warrants evidenced hereby are entitled to the registration rights set forth in the Registration Rights Agreement dated as of the date hereof between the Company and Commerce Bank/Pennsylvania, N.A.

Section 16. Successors. This Warrant shall bind and inure to the benefit of the Company and its permitted successors and assigns hereunder, the Holders and its successors and assigns hereunder, and in addition, shall inure to the benefit of and be enforceable by all holders from time to time of the shares of Common Stock. Without limiting the generality of the foregoing, the rights of the Holders and its successors and assigns and the holders from time to time of shares of Common Stock shall survive any reorganization, consolidation or merger of the Company with or into another entity or the sale or conveyance to another Person or the property, assets or business of the Company as an entirety or substantially as an entirety and such successor or purchasing Person, as the case may be, shall execute such agreements or other instruments as may be reasonably requested by the Holder or such holders to give effect to the foregoing.

Section 17. Notices, all communications under this Warrant shall be in writing and shall be sent by telecopier, a nationally recognized express courier, hand delivery or certified or registered mail, postage prepaid, if to the Company, to MEDecision, Inc., 724 W. Lancaster Avenue, Suite 200, Wayne, Pennsylvania 19087 or if to the Holder to its address set forth in the Register.

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of June 1, 1999.

MEDecision, Inc.
By:	/s/ David St. Clair

David St. Clair, Chairman and Chief Executive Officer

FORM OF ASSIGNMENT

FOR VALUE RECEIVED _____________________ hereby sells, assigns and transfers unto _______________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________ attorney, to transfer said Warrant Certificate on the books of the within named Company, with full power of substitution in the premises.

Dated:____________
Signature:

Note: The above signature must correspond with the name as written upon the Pace of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

PURCHASE FORM

Dated: ___________, 1999

The undersigned hereby irrevocably elects to exercise the within Warrant dated as of __________ to purchase _________ common shares, without par value, of MEDecision, Inc., a Pennsylvania corporation, and hereby makes payment of $___________ in payment of the Exercise Price thereof.

Holder:

By:

Print Name:

Date: